Exhibit 99.1

Bruker Completes Acquisition of the Atomic Force Microscopy and Optical Industrial Metrology Instruments Businesses from Veeco

BILLERICA, Mass., October 7, 2010 — Bruker Corporation (NASDAQ: BRKR) today announced the closing of its acquisition of the Atomic Force Microscopy (AFM) and the Optical Industrial Metrology (OIM) instruments businesses from Veeco Instruments, Inc. (NASDAQ: VECO) for $229.4 million in cash.

The industry-leading AFM scientific instruments business headquartered in Santa Barbara, California, as well as the OIM business based in Tucson, Arizona, along with the global AFM/OIM field sales, applications and support organizations, have now become part of the Bruker Nano Division, which is part of the Bruker AXS Group, adding more than 350 employees in eleven countries.  The 2009 revenues for the AFM and OIM instruments businesses were derived approximately 38% from Asia-Pacific, 31% from the Americas, and 31% from Europe, and in terms of customers approximately 45% from applied/industrial customers and 55% from academic/government customers.

The acquired AFM and OIM businesses are highly complementary to Bruker’s existing systems and solutions, and the combined product portfolio transforms Bruker into a global leader in materials research and nanotechnology analysis instrumentation.  In addition to the newly acquired AFM and OIM product lines, Bruker offers a broad range of high-performance X-Ray Diffraction (XRD), X-Ray Fluorescence (XRF), XRF microanalysis (μXRF), vibrational spectroscopy (FTIR, NIR, Raman) and AFM hybrid (e.g. AFM-Raman, AFM-optical microscopy) systems, as well as EDS and EBSD analyzer accessories for third-party electron microscopes, all used for surface analysis in materials, life-science and nanotechnology R&D and quality control.

Bruker has long been a global leader in life-science research tools with a focused portfolio of high-performance NMR, pre-clinical MRI, EPR, life-science mass spectrometry and X-ray crystallography instruments.  In May 2010, Bruker also expanded its mass spectrometry portfolio into the chemical analysis markets with the acquisition of laboratory GC, GC-MS/MS and ICP-MS product lines of Varian Inc.

Frank Laukien, President and CEO of Bruker Corporation, stated: “We are very excited about the addition of these highly regarded AFM and OIM businesses to Bruker, as they complement our focused product and market strategies very well.  With these additional high-performance and industry-leading products, Bruker can now serve its global customers and markets even better.  Moreover, we cordially welcome the many talented and motivated new AFM and OIM colleagues who have just joined Bruker.”

Mark R. Munch, Ph.D., previously the Executive Vice President of Veeco’s Metrology and Instrumentation Business, has been appointed President of Bruker Nano, Inc. with responsibility for the acquired AFM and OIM businesses.  Dr. Munch received his Ph.D. in Chemical Engineering from Stanford University.  He has been the Veeco Executive Vice President, Metrology and Instrumentation since February 2008.  From 2006 to 2008, he was Senior Vice President and General Manager of the Commercial Lasers and

Components Group of Coherent Inc.  From 2004 to 2006, Dr. Munch was Chief Executive Officer and President of Cooligy Inc.  Prior to that, he held a number of executive and general management positions at Corning Inc., Tyco Electronics Corporation, and Raychem Corporation.

Dr. Munch commented: “Together with Bruker, we now have a tremendous new ability to further develop innovative products that will evolve the industry and how we measure and obtain nanoscale information.  Bruker has been extremely supportive from the start and is dedicated to ensuring that our current and future customers receive the highest performing and most innovative instruments with unsurpassed service.”

Financial Outlook for Acquired Bruker Nano AFM and OIM Businesses

Bruker expects the newly acquired businesses to contribute approximately $20 million of revenue in the fourth quarter of 2010.  AFM and OIM revenues in the fourth quarter of 2010 will be significantly lower than recent quarterly averages due to the planned implementation of Bruker’s revenue recognition policy, where most systems will be recognized as revenue upon signed customer acceptance.  The implementation of this revenue recognition policy will cause a one-time delay in AFM and OIM revenues in the fourth quarter of 2010, and is also expected to increase backlog at year-end compared to historical balances.  Accordingly, in the fourth quarter of 2010, Bruker expects the AFM and OIM businesses to generate a GAAP operating loss of $6.5-$7.5 million, and a GAAP loss per share of $0.04-$0.05, primarily due to this one-time shift in revenue recognition.  Included in these fourth quarter 2010 GAAP estimates are acquisition-related charges of approximately $0.6 million for transitional services provided to Bruker, approximately $1.5 million associated with the required step-up of acquired inventory and fixed assets, as well as a non-cash charge of approximately $1.7 million for amortization of acquisition-related intangible assets, for a combined AFM/OIM acquisition-related charge of approximately $3.8 million in the fourth quarter of 2010.

In 2011, the acquired Bruker Nano AFM and OIM businesses are forecasted to contribute revenues greater than $130 million, and adjusted operating margins (excluding acquisition-related and non-cash intangible amortization charges) of greater than 15%.  In 2011, Bruker expects to incur additional AFM/OIM acquisition-related charges of approximately $1.0 million, and approximately $7.0 million of non-cash charges associated with the amortization of acquisition-related intangible assets, based on a preliminary purchase price allocation.  The overall effect is expected to result in the new AFM and OIM businesses being approximately two to four cents accretive to Bruker’s 2011 GAAP EPS, and six to eight cents accretive to 2011 adjusted EPS.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we describe certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude acquisition-related and restructuring and other charges. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

About Bruker Corporation

Bruker Corporation is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for industrial and applied analysis. For more information about Bruker Corporation, please visit www.bruker.com.

About Veeco

Veeco makes equipment to develop and manufacture LEDs, solar panels, hard drives and other devices. We support our customers through product development, manufacturing, sales and service sites in the U.S., Korea, Taiwan, China, Singapore, Japan, Europe and other locations.  Please visit us at www.veeco.com.

BRUKER CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, realization of anticipated benefits from economic stimulus programs, intellectual property rights, litigation, and exposure to foreign currency fluctuations and other risk factors discussed from time to time in our filings with the Securities and Exchange Commission. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2009, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We expressly disclaim any intent or obligation to update these forward-looking statements other than as required by law.

FOR FURTHER INFORMATION:

Stacey Desrochers

Bruker Director of Investor Relations
T: +1-978-663-3660, ext. 1115
E: stacey.desrochers@bruker.com